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                                                                  EXHIBIT 18


                LETTER REGARDING CHANGE IN METHOD OF ACCOUNTING
                            FOR CERTAIN INVENTORIES




May 8, 1996


Fisher Scientific International Inc.
Liberty Lane
Hampton, New Hampshire 03842

Dear Sirs:

At your request, we have read the description included in Note 3 to the condensed consolidated financial statements of Fisher Scientific International Inc. (the "Company") as of and for the three months ended March 31, 1996 included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 1996 of the facts relating to a change in the method of accounting for certain inventories of the Company's newly acquired subsidiary, Curtin Matheson Scientific Inc., from the first-in, first-out method to the last-in, first-out method. You have advised us that you believe the change is to a preferable method in your circumstances because the last-in, first-out method is the method used by the Company's principal United States operating subsidiary, Fisher Scientific Company, for similar inventories and because this method more closely matches current costs with current selling prices. While there are no specific authoritative criteria for determining a "preferable" inventory cost method based on particular circumstances, we believe, based on the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Fisher Scientific International Inc. as of any date or for any period subsequent to December 31, 1995. Therefore, we are unable to express, and do not express an opinion on the facts set forth in the above-mentioned Form 10-Q, on the information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Fisher Scientific International Inc. as of any date or for any period subsequent to December 31, 1995.

Yours truly,

DELOITTE & TOUCHE LLP


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